Exhibit 10.2

STATEMENT OF WORK #1

In the case of conflict with any other term or condition in this Statement of Work (this “SOW”) and the Master Services Agreement (the “Agreement”) dated July 12, 2024 (the “Effective Date”) by and between RiskOn International, Inc. (“ROI”) and MeetKai, Inc. (“MeetKai”), the terms of this SOW shall govern. Any capitalized terms used in this SOW but not defined shall have the meaning ascribed to them in the Agreement.

Summary:

This SOW outlines the rights and obligations relating to MeetKai granting ROI rights (which shall be exclusive for the first two years as set out below) to use, sub-license and/or resell MeetKai's generative AI platform, as further described on Exhibit A hereto (the “Platform”), during the term, within the territory of North America (the United States of America and all its territories, Canada and Mexico) (the “Territory”) under a white-labeling self-serve basis (the “Licensing”), subject to the terms and conditions set forth herein.

License Pricing:

The license fee (the “Fee”) for the license of the Platform during the Term (as hereinafter defined) and in the Territory will be paid as follows:

•	$666,667 within five (5) days of signing this SOW;

•	$666,667 on the 15th day of each month, starting in August 2024 through December 2024; and

•	$333,334 on the 15th day of each month, starting in January 2025 through the end of the Term.

Royalty:

After such time that askROI has achieved a cumulative revenue threshold of Four Million United States Dollars ($4,000,000.00) (the “Minimum Threshold”), MeetKai shall be entitled to receive a royalty payment equivalent to ten percent (10%) of all Net Income ("Royalty"). For the purposes of this Agreement, "Net Income" shall mean the total amount of revenue generated by askROI, less expenses, depreciation, interest and taxes, as reported in accordance with Generally Accepted Accounting Principles (GAAP).

The Royalty shall be calculated and remitted to MeetKai on a quarterly basis, within thirty (30) days following the end of each calendar quarter, based on the Net Income generated during that quarter. ROI shall provide MeetKai with reasonable calculations to support the Royalty calculations concurrent with each payment.

If the Minimum Threshold is achieved during a calendar quarter, the Royalty for that quarter shall be prorated based on the Net Income generated from the date the Minimum Threshold is achieved through the end of that quarter.

Expense Reimbursement:

ROI will also reimburse MeetKai 100% of its Operational Costs (as hereinafter defined) for maintaining the front-end and back-end of the Platform hereunder (the “Expense Reimbursement”). MeetKai will provide a monthly invoice for such amounts together with reasonable documentation to allow ROI to verify such amounts. The Expense Reimbursement will be due within 15 days after receipt of the invoice. For purposes of this SOW, “Operational Costs” shall mean all out-of-pocket costs for implementing, operating and maintaining the front-end and back-end of the Platform solely as it relates to askROI.com, including, without limitation, hosting costs (but such costs will be pass-through without mark-up).

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Term:

This SOW shall commence on the Effective Date and, unless otherwise terminated herein or in the Agreement, continue in perpetuity (the “Term”). This SOW may be terminated by (i) either party (A) at any time, if the other party materially breaches this SOW and fails to cure such breach within such timeframes as set forth in Exhibit A from receipt of written notice thereof (provided that the notice provides sufficient details regarding the breach and expressly states the intent to terminate if not cured), or (B) at any time after the fifth anniversary of the from the Effective Date, for any or no reason, upon sixty (60) days prior written notice to the other party or (ii) by ROI at any time after 20 months from the Effective Date, for any or no reason, upon sixty (60) days prior written notice to MeetKai.

Rights and Obligations:

•	ROI will have the (i) right (which shall be exclusive during the first two years of the Term, and non-exclusive thereafter) to use, sub-license and/or resell access to the Platform on a “white-labeled self-serve basis” to ROI’s end customers (“End Users”), subject to the terms and conditions set forth herein and provided that such End User is headquartered within the Territory (“Exclusive Right”) and (ii) non-exclusive right to use, sub-license and/or resell the access to the Platform to End Users outside the Territory. For clarity, the Exclusive Right does not restrict MeetKai from: (A) granting similar rights to end customers headquartered outside the Territory; or (B) licensing any of its underlying models or algorithms to any third party for any purpose other than a third party that would use the underlying models or algorithms to build a competing platform within the Territory.

•	ROI has the right to determine its pricing to End Users, provided that ROI will use commercially reasonable efforts to not use the Platform as a loss-leader to help sell any other products or services.

•	ROI will use commercially reasonable efforts to ensure that End Users are headquartered within the Territory.

•	ROI must ensure that each End User agrees, in advance, to MeetKai’s then-current terms and conditions (the “T&C”), as provided by MeetKai to ROI in writing, and may be revised, from time to time, by MeetKai, upon not less than five (5) days advance written notice to ROI. On request, ROI will provide MeetKai with evidence that such End User has accepted the T&C. ROI will not make any representations, statements or indications to End User that legally binds MeetKai (except that MeetKai shall be bound to each End User by the T&C).

•	ROI is responsible for collecting payment from End Users and shall use commercially reasonable efforts to promptly collect any such due amounts.

•	Upon written request, ROI will promptly provide MeetKai with all information MeetKai reasonably requests with respect to ROI’s marketing and sales activities related to the Platform. For clarity, ROI shall only provide access to the Platform on a “white label” basis and, as such, there is no right to use MeetKai’s name or logo in any marketing or promotional materials without MeetKai’s written consent in each instance (email is sufficient).

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•	ROI and MeetKai represent and warrant that all its activities pursuant to this SOW shall comply with all laws, regulations, and third-party rights.

Our Agreement:

This SOW, including the exhibits attached hereto, form our entire agreement for this scope of work. The parties may amend or modify this SOW on mutual written agreement. ROI and MeetKai hereto have caused this SOW to be executed by their duly authorized representatives below indicating acceptance of said SOW.

[signature page follows]

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AGREED AND ACCEPTED:

RISKON INTERNATIONAL, INC.

Name:

Title:

MEETKAI, INC.

Name:

Title:

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